Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES THIRD QUARTER 2025 FINANCIAL RESULTS
CLEVELAND, OHIO – October 29, 2025 - Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its third quarter of 2025.
Q3 2025 highlights compared to same quarter last year:
•Net sales growth of 21%
•Previously announced U.S. Pension Plan termination successfully completed in Q3, resulting in a non-cash pre-tax charge of $11.7 million
•Fully diluted EPS of $0.53 compared to $1.54 due to pension termination charge
•Adjusted fully diluted EPS, which excludes the pension termination charge, of $2.09, an increase of 36%
Net sales in the third quarter of 2025 were $178.1 million compared to $147.0 million in the third quarter of 2024, a 21% increase. PLP-USA continued its strong 2025 performance as both energy product and communications end-market sales contributed to the increase. The international segments bolstered the sales increase with higher energy product sales as well as incremental communication sales from the recently acquired JAP Telecom. Foreign currency translation increased third-quarter 2025 net sales by $1.9 million.
Net income for the quarter ended September 30, 2025 was $2.6 million, or $0.53 per diluted share, compared to $7.7 million, or $1.54 per diluted share, for the comparable period in 2024. Excluding the non-cash pension plan termination charge, adjusted net income for the quarter ended September 30, 2025 was $10.3 million, or $2.09 per diluted share. In addition to the one-time non-cash pension termination charge, the third quarter of 2025 net income was impacted by the continuing tariffs affecting goods sourced internationally by PLP-USA and tariff-related acceleration of Last-In First-Out (LIFO) inventory valuation costs totaling $3.8 million on a pre-tax basis. These costs were offset by margin contribution from higher sales levels and lower interest expense. Selling price increases announced earlier this year on new orders meant to offset the recently enacted tariffs currently lag the tariff impact on the income statement.
Net sales increased 16% to $496.2 million for the first nine months of 2025 compared to $426.6 million for the first nine months of 2024. All segments realized a year-over-year increase in net sales due to higher volumes of energy and communication market sales. Foreign currency translation rates reduced net sales by $3.0 million for the nine months ended September 30, 2025.
Net income for the nine months ended September 30, 2025 was $26.8 million, or $5.42 per diluted share, compared to $26.6 million, or $5.37 per diluted share, for the comparable period in 2024. Excluding the pension termination charge, adjusted net income for the nine-month ended September 30, 2025 was $34.6 million, or $6.98 per diluted share, a 30% increase. In addition to the pension termination charge, net income for the nine months ended September 30, 2025 was impacted by the recently enacted tariffs, pre-tax LIFO inventory valuation costs of $6.2 million offset by margin contribution from higher sales levels and lower interest expense.
Rob Ruhlman, Executive Chairman, said, “We continue to post quarterly sales gains due to the strength of our core energy and communication end markets. We are very pleased that the sales growth is global, benefiting the USA energy and communications business as well as sales growth in all international segments for the current quarter and full year. While both order quoting and backlog show signs of market strength, the impact on customer demand caused by recently enacted tariffs creates uncertainty. We have incurred cost increases on key commodity inputs necessary for our USA production process, primarily due to Section 232 steel and aluminum tariffs. Earlier this year, we announced selling price increases designed to mitigate the impact of the recently enacted tariffs. While these selling price increases currently lag the flow through of higher costs associated with tariffs in our income statement, over time, full mitigation is expected. In the third quarter, we also successfully completed the previously announced U.S. Pension Plan termination through the purchase of a group annuity contract. This is another significant step in strengthening and de-risking our balance sheet. Our focus is unchanged: provide our customers with the high-quality products and superior customer service they have come to expect from PLP.”
A presentation on third quarter results will also be available on PLP’s website at www.plp.com/investor-relations.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, tariffs, labor disruptions, military conflict, political instability, exchange rates, natural disasters and health epidemics, the strength of demand and availability of funding for the Company’s products (including in light of price increases) and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the cost, availability and quality of raw materials required for the manufacture of products, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2024 Annual Report on Form 10-K filed with the SEC on March 13, 2025 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
ABOUT PLP
PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS	INVESTOR RELATIONS

JOSH NELSON	ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS	CHIEF FINANCIAL OFFICER

+1 440 473 9120	+1 440 473 9246

JOSH.NELSON@PLP.COM	ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY (PLPC)
CONSOLIDATED BALANCE SHEET

	September 30, 2025	December 31, 2024
(Thousands of dollars, except share and per share data)	(Unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$72,946	$57,244
Accounts receivable, net	120,794	111,402
Inventories, net	146,089	129,913
Prepaid expenses	14,117	11,720
Other current assets	6,330	5,514
TOTAL CURRENT ASSETS	360,276	315,793
Property, plant and equipment, net	217,781	195,086
Goodwill	30,480	26,685
Other intangible assets, net	9,672	9,656
Deferred income taxes	7,310	6,546
Other assets	19,104	20,111
TOTAL ASSETS	$644,623	$573,877
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$48,858	$41,951
Notes payable to banks	2,847	7,782
Current portion of long-term debt	4,660	2,430
Accrued compensation and other benefits	30,728	25,904
Accrued expenses and other liabilities	29,350	30,346
TOTAL CURRENT LIABILITIES	116,443	108,413
Long-term debt, less current portion	31,346	18,357
Other noncurrent liabilities and deferred income taxes	30,496	24,783
SHAREHOLDERS' EQUITY
Common shares – $2 par value per share, 15,000,000 shares authorized, 4,901,871 and 4,913,621 issued and outstanding, at September 30, 2025 and December 31, 2024	13,831	13,752
Common shares issued to rabbi trust, 222,506 and 222,887 shares at September 30, 2025 and December 31, 2024, respectively	(9,586)	(9,575)
Deferred compensation liability	9,586	9,575
Paid-in capital	65,641	65,093
Retained earnings	576,985	553,179
Treasury shares, at cost, 2,013,240 and 1,961,772 shares at September 30, 2025 and December 31, 2024, respectively	(134,676)	(126,800)
Accumulated other comprehensive loss	(55,476)	(82,909)
TOTAL PLPC SHAREHOLDERS' EQUITY	466,305	422,315
Noncontrolling interest	33	9
TOTAL SHAREHOLDERS' EQUITY	466,338	422,324
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$644,623	$573,877

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(Thousands, except per share data)	(Unaudited)		(Unaudited)
Net sales	$178,087	$146,973	$496,229	$426,597
Cost of products sold	125,238	101,195	339,310	292,415
GROSS PROFIT	52,849	45,778	156,919	134,182
Costs and expenses
Selling	13,252	12,318	38,525	36,146
General and administrative	19,149	16,414	55,440	48,272
Research and engineering	6,182	5,545	17,356	16,334
Other operating expense, net	1,134	1,109	2,212	186
	39,717	35,386	113,533	100,938
OPERATING INCOME	13,132	10,392	43,386	33,244
Other income (expense)
Interest income	683	538	1,577	1,856
Interest expense	(312)	(564)	(1,006)	(1,840)
Pension termination expense	(11,657)	—	(11,657)	—
Other income, net	510	64	1,033	189
	(10,776)	38	(10,053)	205
INCOME BEFORE INCOME TAXES	2,356	10,430	33,333	33,449
Income tax (benefit) expense	(263)	2,734	6,461	6,783
NET INCOME	$2,619	$7,696	$26,872	$26,666
Net loss (income) attributable to noncontrolling interests	7	(16)	(24)	(24)
NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$2,626	$7,680	$26,848	$26,642
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,915	4,904	4,925	4,911
Diluted	4,941	4,977	4,951	4,959
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
Basic	$0.53	$1.57	$5.45	$5.42
Diluted	$0.53	$1.54	$5.42	$5.37

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60

NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, and adjusted earnings per basic and diluted share, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare the Company's financial performance period to period.
The Company's adjusted net income and adjusted earnings per diluted share for three months and nine months ended September 30, 2025 were calculated as follows:

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
(Thousands, except per share data)	(Unaudited)	(Unaudited)
NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$2,626	$26,848
Add back:
Pension termination expense, after tax	7,721	7,721
ADJUSTED NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$10,347	$34,569
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,915	4,925
Diluted	4,941	4,951
ADJUSTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
Basic	$2.11	$7.02
Diluted	$2.09	$6.98

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
	(Unaudited)	(Unaudited)
ADJUSTED DILUTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
NET INCOME PER SHARE ATTRIBUTABLE TO PLPC SHAREHOLDERS	$0.53	$5.42
Add back:
Per share impact of pension termination expense, after tax	1.56	1.56
ADJUSTED DILUTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS	$2.09	$6.98